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EXHIBIT 23.1




              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Patriot Scientific Corporation
San Diego, California



We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated July 17, 1998, except for notes 4 and 15, which are as of June 15, 1999 and note 16, which is as of July 14, 1999 relating to the consolidated financial statements of Patriot Scientific Corporation, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.



/s/  BDO Seidman, LLP


Denver, Colorado
July 14, 1999